Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 3rd Quarter Earnings

Ocean City, New Jersey – October 25, 2016 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,701,000, or $0.27 per diluted share, for the quarter ended September 30, 2016, as compared to $1,669,000, or $0.27 per diluted share, for the quarter ended September 30, 2015. Net income for the nine months ended September 30, 2016 was $5,233,000, or $0.84 per diluted share, as compared to $5,121,000, or $0.84 per diluted share, for the same period in 2015.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eleven full-service banking offices in eastern New Jersey.

“We are pleased with our continued strong and consistent financial performance,” said Steven E. Brady, President and CEO. “In addition, we are moving forward to obtain the necessary approvals for our merger with OceanFirst Financial Corp. and look forward to our affiliation with OceanFirst and the strength of our combined franchise.”

Balance Sheet Review

Total assets increased $53.5 million, or 5.1%, to $1,096.9 million at September 30, 2016 from $1,043.4 million at December 31, 2015. Loans receivable, net, increased $9.0 million, or 1.1%, to $792.9 million at September 30, 2016 from $783.9 million at December 31, 2015. Investments and mortgage-backed securities decreased $11.8 million, or 10.4%, to $101.2 million during the first nine months of 2016. Cash and cash equivalents increased $57.8 million, or 65.9%, to $145.5 million at September 30, 2016 from $87.7 million at December 31, 2015. Loan originations and other advances totaling $122.6 million were offset by payoffs and payments received of $113.6 million, resulting in a $9.0 million increase in the portfolio. The decrease in investments and mortgage-backed securities resulted from repayments, calls, sales and payoffs of $27.9 million offset by purchases of $15.4 million and a decrease of $826,000 in unrealized holding loss on available for sale investments. The increase in cash and cash equivalents resulted primarily from increased deposits offset by increased loans.

Deposits increased $45.1 million, or 5.6%, to $857.1 million at September 30, 2016 from $812.0 million at December 31, 2015. Checking accounts increased $23.7 million, savings accounts increased $2.8 million, municipal deposits increased $9.0 million and certificates of deposit increased $9.7 million at September 30, 2016 compared to December 31, 2015. Municipal deposits increased as a result of seasonal deposits.

Asset Quality

The provision for loan losses totaled $150,000 for the third quarter of 2016 compared to $165,000 for the third quarter of 2015 and $161,000 for the second quarter of 2016. The provision for loan losses totaled $463,000 for the nine months ended September 30, 2016 compared to $496,000 for the nine months ended September 30, 2015. The allowance for loan losses totaled $3.3 million, or 0.42% of total loans, at September 30, 2016 compared to $3.2 million, or 0.41% of total loans, at December 31, 2015. The Company experienced $346,000 in net charge-off activity for the nine months ended September 30, 2016 as compared to $1.3 million in net charge-off activity for the nine months ended September 30, 2015.

Non-performing assets totaled $6.3 million, or 0.57% of total assets, at September 30, 2016, compared to $7.5 million, or 0.72% of total assets, at December 31, 2015. Non-performing assets at September 30, 2016 consisted of 23 residential mortgages totaling $3.3 million, 2 commercial mortgages totaling $466,000, 1 real estate construction mortgage totaling $143,000, 3 commercial loans totaling $153,000, 5 consumer equity loans totaling $197,000, 3 TDR non-accrual loans totaling $961,000 and 6 real estate owned properties totaling $1.0 million.

Income Statement Analysis

Net interest income increased $170,000, or 2.4%, to $7.3 million for the third quarter of 2016 compared to $7.1 million in the third quarter of 2015. Net interest margin increased 7 basis points in the quarter ended September 30, 2016 to 3.24% from 3.17% for the quarter ended September 30, 2015. On a linked-quarter basis, net interest margin decreased 4 basis points from 3.28% in the second quarter of 2016. The increase in net interest income in the third quarter of 2016 compared to the third quarter of 2015 was the result of an increase in average interest-earning assets of $764,000, a decrease in the average cost of interest-bearing liabilities of 11basis points to 0.79% and a decrease in average interest-bearing liabilities of $653,000 offset by a decrease of 2 basis points in the average yield on interest-earning assets to 3.90%.

Net interest income increased $669,000, or 3.1%, to $21.9 million for the nine months ended September 30, 2016 compared to $21.2 million in the same period in the prior year. Net interest margin increased 8 basis points for the nine months ended September 30, 2016 to 3.25% versus 3.17% for the nine months ended September 30, 2015. The increase in net interest income for the nine months ended September 30, 2016 was the result of an increase in average interest-earning assets of $5.7 million, a decrease in the average cost of interest-bearing liabilities of 11 basis point to 0.81% offset by an increase in average interest-bearing liabilities of $4.2 million and a decrease of 2 basis points in the average yield on interest-earning assets to 3.92%.

Other income decreased $60,000 and $167,000 to $1.1 million and $3.1 million for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. The net decrease in other income for the quarter ended September 30, 2016 resulted from decreases in deposit account fees of $25,000, other income of $32,000 and gain on sale of investments of $3,000. The net decrease in other income for the nine months ended September 30, 2016 resulted from decreases in deposit account fees of $147,000 and other income of $54,000 offset by an increases gain on sale of investments of $34,000 for the period. The decreases in the three and nine month periods resulted primarily from lower fees collected on deposit accounts and debit card commissions.

Other expenses increased $144,000, or 2.6%, to $5.7 million for the third quarter of 2016, compared to the third quarter of 2015. Other expenses increased $409,000, or 2.5%, to $16.8 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase in other expense for the third quarter of 2016 compared to 2015 resulted from increases in salaries and benefits, FDIC insurance and of other expenses $318,000 offset by decreases in occupancy and equipment, marketing expenses and REO expenses of $174,000. For the nine months ended September 30, 2016, increases in salaries and benefits, FDIC insurance REO expenses and other expenses of $657,000 were offset by decreases in occupancy and equipment and marketing expenses of $248,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: risks, uncertainties and other factors relating to the merger of the Company with and into OceanFirst Financial Corp., including the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by shareholders of the Company and OceanFirst, and delay in closing the merger, prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	September 30,	December 31,
	2016	2015	% Change
	(Dollars in thousands)
Total assets	$1,096,875	$1,043,379	5.1%
Cash and cash equivalents	145,469	87,710	65.9
Investment securities	101,188	112,992	(10.4)
Loans receivable, net	792,945	783,948	1.1
Deposits	857,150	812,033	5.6
FHLB advances	105,000	105,000	0.0
Stockholder’s equity	118,241	111,789	5.8

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$8,740	$8,777	(0.4)	$26,414	$26,328	0.3
Interest expense	1,478	1,685	(12.3)	4,505	5,088	(11.5)
Net interest income	7,262	7,092	2.4	21,909	21,240	3.1

Provision for loan losses	150	165	(9.1)	463	496	(6.7)

Net interest income after provision for loan losses	7,112	6,927	2.7	21,446	20,744	3.4

Other income	1,062	1,122	(5.3)	3,137	3,304	(5.1)
Other expense	5,680	5,536	2.6	16,759	16,350	2.5

Income before taxes	2,494	2,513	(0.8)	7,824	7,698	1.6
Provision for income taxes	793	844	(6.0)	2,591	2,577	0.5

Net Income	$1,701	$1,669	1.9	$5,233	$5,121	2.2

Earnings per share basic	$0.27	$0.28		$0.85	$0.86
Earnings per share diluted	$0.27	$0.27		$0.84	$0.84

Average shares outstanding basic	6,207,118	6,043,604		6,158,551	5,983,355
Average shares outstanding diluted	6,308,171	6,145,136		6,247,723	6,088,627

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$790,554	4.06%	$780,769	4.18%
Investment securities	105,222	2.71%	114,243	2.13%
Total interest-earning assets	895,776	3.90%	895,012	3.92%

Interest-bearing deposits	$640,939	0.42%	$632,199	0.41%
Total borrowings	105,000	3.08%	114,393	3.65%
Total interest-bearing liabilities	745,939	0.79%	746,592	0.90%

Interest rate spread		3.11%		3.02%
Net interest margin		3.24%		3.17%

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$790,309	4.11%	$777,226	4.21%
Investment securities	107,363	2.54%	114,748	2.10%
Total interest-earning assets	897,672	3.92%	891,974	3.94%

Interest-bearing deposits	$635,362	0.42%	$619,869	0.40%
Total borrowings	105,000	3.20%	116,265	3.69%
Total interest-bearing liabilities	740,362	0.81%	736,134	0.92%

Interest rate spread		3.11%		3.02%
Net interest margin		3.25%		3.17%

ASSET QUALITY DATA (Unaudited)

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,190	$3,760
Provision for loan losses	463	689

Charge-offs	(348)	(1,259)
Recoveries	2	–
Net charge-offs	(346)	(1,259)

Allowance at end of period	$3,307	$3,190
Allowance for loan losses as a percent of total loans	0.42%	0.41%
Allowance for loan losses as a percent of nonperforming loans	62.9%	56.3%

	September 30, 2016	December 31, 2015
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,338	$2,597
Real estate mortgage - commercial	466	1,580
Real estate mortgage - construction	143	143
Commercial business loans	153	41
Consumer loans	198	601
Total	4,298	4,962
Trouble debt restructurings - nonaccrual	961	708
Total nonaccrual loans	5,259	5,670
Real estate owned	1,007	1,814
Total nonperforming assets	$6,266	$7,484
Nonperforming loans as a percent of total loans	0.66%	0.72%
Nonperforming assets as a percent of total assets	0.57%	0.72%

SELECTED FINANCIAL RATIOS (Unaudited)

	Nine Months Ended September 30,
	2016	2015
Selected Performance Ratios:
Return on average assets (1)	0.66%	0.65%
Return on average equity (1)	6.06%	6.34%
Interest rate spread (1)	3.11%	3.02%
Net interest margin (1)	3.25%	3.17%
Efficiency ratio	66.91%	66.61%

(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$7,262	$7,368	$7,279	$7,214	$7,092
Provision for loan losses	150	161	152	192	165
Net interest income after provision for loan losses	7,112	7,207	7,127	7,022	6,927
Other income	1,062	1,076	998	1,086	1,122
Other expense	5,680	5,587	5,491	5,539	5,536
Income before taxes	2,494	2,696	2,634	2,569	2,513
Provision for income taxes	793	920	878	821	844
Net income	$1,701	$1,776	$1,756	$1,748	$1,669

Share Data:
Earnings per share basic	$0.27	$0.29	$0.29	$0.29	$0.28
Earnings per share diluted	$0.27	$0.28	$0.28	$0.28	$0.27
Average shares outstanding basic	6,207,118	6,140,839	6,127,162	6,109,527	6,043,604
Average shares outstanding diluted	6,308,171	6,249,553	6,235,771	6,218,480	6,145,136
Total shares outstanding	6,512,806	6,412,678	6,411,678	6,403,058	6,403,191

Balance Sheet Data:
Total assets	$1,096,875	$1,042,835	$1,052,149	$1,043,379	$1,067,458
Investment securities	101,188	107,631	107,625	112,992	108,151
Loans receivable, net	792,945	791,219	792,784	783,948	785,549
Deposits	857,150	806,701	818,305	812,033	832,010
FHLB advances	105,000	105,000	105,000	105,000	110,000
Stockholders’ equity	118,241	115,651	113,844	111,789	110,701

Asset Quality:
Non-performing assets	$6,266	$5,783	$6,922	$7,484	$7,654
Non-performing loans to total loans	0.66%	0.52%	0.59%	0.72%	0.73%
Non-performing assets to total assets	0.57%	0.55%	0.66%	0.72%	0.72%
Allowance for loan losses	$3,307	$3,245	$3,220	$3,190	$3,116
Allowance for loan losses to total loans	0.42%	0.41%	0.41%	0.41%	0.40%
Allowance for loan losses to non-performing loans	62.9%	78.8%	69.0%	56.3%	54.2%